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                                                                Exhibit 4.2

                     PE CORPORATION/CELERA GENOMICS GROUP
                            STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT dated as of June 30, 1999 by and between PE Corporation, a Delaware corporation (the "Company"), and The Institute for Genomic Research, a Maryland non-stock corporation with tax-exempt status under Section 501(c)(3) of the Internal Revenue Code ("TIGR").

     WHEREAS, TIGR and The Perkin-Elmer Corporation ("Perkin-Elmer"), a wholly-owned subsidiary of the Company, entered into a letter of intent dated as of May 8, 1998 with respect to the formation of a new genomics corporation; and

     WHEREAS, as contemplated by such letter of intent, TIGR has agreed not to compete with the Company and Perkin-Elmer in certain areas as described below; and

     WHEREAS, prior to the date hereof, the Company has consummated the recapitalization contemplated by its Registration Statement on Form S-4.

     1. Grant of Option. The Company hereby grants to TIGR an option (the "Option") to purchase 1,292,350 shares (the "Shares") of PE Corporation - Celera Genomics Group Common Stock, par value $.01 per share (the "Common Stock").

     2. Exercise Price of Option. The exercise price per share of the Option is $12.84.

     3. Expiration Date of Option. The Option will expire as of 12:00 p.m. midnight (New York time) on June 30, 2009 (the "Expiration Date").

     4.  Exercise.  The Option is 100% exercisable on the date of the grant.

     5. Exercise of Option. The Option may be exercised by TIGR by giving written notice in the form specified by the Company to the Corporate Secretary at the principal office of the Company specifying the number of Shares to be purchased. However, the Option may not be exercised as to fewer than 5,000 Shares, or the remaining Shares covered by the Option if fewer than 5,000, at any one time, and the Option may not be exercised with respect to a fractional Share. The purchase price of the Shares as to which the Option is exercised must be paid in full at the time of exercise in immediately available funds.

     6. Adjustments. In the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations,

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combinations or exchanges of shares, corporate separations or divisions
(including, but not limited to, split-ups, split-offs, or spin-offs), reorganizations (including, but not limited to, mergers or consolidations), liquidations, or other similar events, the number of Shares subject to the Option and the exercise price shall be proportionately adjusted in such manner as the Company reasonably determines.


     7. Right of First Refusal. (a) If TIGR receives a bona fide offer (an "Offer") to purchase all or any portion of the Shares owned by TIGR, then TIGR shall cause the Offer to be reduced to writing and shall provide a written notice (the "Section 7(a) Notice") of such Offer to the Company. The
Section 7(a) Notice shall also contain an irrevocable offer to sell such Shares to the Company at a price equal to the price contained in, and upon substantially the same terms and conditions as the terms and conditions contained in, the Offer and shall be accompanied by a true and complete copy of the Offer. At any time within 20 calendar days after the date of the receipt by the Company of the Section 7(a) Notice, the Company shall have the right to exercise its option to purchase such Shares at such price and on substantially such terms as set forth in such notice. The Company shall exercise its right by delivery to TIGR of notice of exercise along with payment for such Shares by certified check or wire transfer within such 20 day period. If the Company does not exercise such right during such 20 day period, TIGR shall be free for a period of 90 calendar days from the end of such 20 day period (or such earlier date as the Company notifies TIGR of its intent not to exercise its option) to sell such Shares to the person making the Offer on terms which are no more favorable in any material respect to such person than the terms and conditions set forth in the Offer.

     (b) Notwithstanding the provisions of Section 7(a) above, if TIGR desires to sell all or any portion of the Shares owned by TIGR on the open market through a broker or dealer, then TIGR shall provide a written notice (the "Section 7(b) Notice") of such proposed sale to the Company. The
Section 7(b) Notice shall specify the number of such Shares proposed to be sold (the "Offered Shares") and shall also contain an irrevocable offer to sell the Offered Shares to the Company within a specified price range (the "TIGR Price Range").

     At any time within 20 calendar days after the date of the receipt by the Company of the Section 7(b) Notice (the "Exercise Period") the Company shall:

          (i) exercise its right to purchase all or a portion of the Offered Shares at the highest price per share within the TIGR Price Range by delivery to TIGR of notice of exercise along with payment for such Shares by certified check or wire transfer against delivery of such Shares; provided, however, that if the Company does not exercise its right with respect to all of the Offered Shares, TIGR shall be free for

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     a period of 45 calendar days from the date of receipt by TIGR of such
     Company notice (the "Section 7(b)(i) Sale Period") to sell the remaining Offered Shares on the open market through a broker or dealer at a price not less than the lowest price per share included in the TIGR Price Range;


          (ii) notify TIGR of its willingness to purchase all or a portion of the Offered Shares at a price per share within the TIGR Price Range (the "Company Price"), in which case TIGR shall either (x) sell to the Company all or a portion of such number of Offered Shares that the Company is willing to purchase at the Company Price, or (y) for a period of 45 calendar days from the date of receipt by TIGR of such Company notice (the "Section 7(b)(ii) Sale Period"), sell all or a portion of the Offered Shares on the open market through a broker or dealer at a price per share greater than the Company Price; or

          (iii) notify TIGR (it being understood that the failure by the Company to give such notice during the Exercise Period shall be deemed notice) that it does not intend to exercise its right to purchase the Offered Shares, in which case TIGR shall be free for a period of 45 calendar days from the end of the Exercise Period (or such earlier date as the Company notifies TIGR of its intent not to exercise its right) (the "Section 7(b)(iii) Sale Period") to sell the Offered Shares on the open market through a broker or dealer at a price not less than the lowest price per share included in the TIGR Price Range.

     In the event that, following receipt of notice from the Company under the foregoing clauses, TIGR is unable to sell all or a portion of the Offered Shares not purchased by the Company on the open market through a broker or dealer (i) at the lowest price per share included in the TIGR Price Range (in the case of Section 7(b)(i) or 7(b)(iii)) or (ii) at a price per share greater than the Company Price (in the case of Section 7(b)(ii)) because of a decline in the market price of a share of Common Stock, TIGR may provide written notice (the "Revised Section 7(b) Notice") to the Company of its intent to sell all or a portion of such Shares at a price per share (the "Revised Section 7(b) Price") less than (i) the lowest price per share included in the TIGR Price Range (in the case of Section 7(b)(i) or 7(b)(iii)) or (ii) the Company Price (in the case of Section 7(b)(ii)).

     The Revised Section 7(b) Notice shall contain an irrevocable offer to sell a specified number of Shares (which number may not be more than the number of Offered Shares not purchased by the Company) to the Company at the Revised Section 7(b) Price. At any time within 5 Trading Days (as defined in the Company's certificate of incorporation) after the date of receipt by the Company of the Revised Section 7(b) Notice the Company shall have the right to exercise its option to purchase all or a portion of such Shares at the

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Revised Section 7(b) Price.  The Company shall exercise its right by delivery to TIGR of notice of exercise along with payment for such Shares by certified check or wire transfer within such 5 day period. If the Company does not exercise such right during such 5 day period, TIGR shall be free for the balance of the applicable Sale Period to sell any Shares not purchased by the Company on the open market through a broker or dealer at a price not less than the Revised Section 7(b) Price.

     (c)  The Company may assign its right to purchase Shares under this
Section 7 to any affiliate (as such term is defined under Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) of the Company, provided such affiliate agrees to be bound by the terms of this Section 7.

     (d) The provisions of this Section 7 shall not apply to the sale by TIGR of up to and including 10,000 Shares in any 90-day period.


     8. Non-Compete. For a period of one year from the date hereof, TIGR will not enter into an agreement with any commercial entity (other than the Company or Perkin-Elmer) to compete with the Company's or Perkin-Elmer's efforts to develop, market, and sell the following: (a) database products containing human genomic information; (b) services for human gene discovery;
(c) services for human gene expression analyses; or (d) services for human polymorphism analysis. TIGR reserves the right consistent with its status as a tax-exempt research institute pursuant to Section 501(c)(3) of the Internal Revenue Code to conduct non-commercial genomics research pursuant to federal government and private foundation funding, including but not limited to research relating to humans and other animals, plants, parasites, and microbes; furthermore, TIGR shall have the right to enter into agreements with commercial entities except to the extent that they violate the prohibitions set forth above. Notwithstanding anything to the contrary that may be expressed or implied by the foregoing, the Company and Perkin-Elmer hereby acknowledge and agree that TIGR's agreements with Corning Incorporated (encompassing TIGR's license to Corning of its human cDNA clone set for the production of commercial microarrays and of its human gene index database, including the continued expansion of such clone set and database, as well as allowing Corning's microarray customers to access portions of such database corresponding to the microarray products purchased by them) shall not be deemed to violate these non-compete provisions.

     9. Transferability. The Option may not be transferred, assigned, hypothecated, pledged, or otherwise given to another; provided, however, that TIGR may transfer to Option to another non-profit organization tax exempt under section 501(c)(3) of the Internal Revenue Code that is the successor to all or substantially all of the assets of TIGR.


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     10.  Share Registration.  The Company, at its sole expense, will register the Shares under the Securities Act of 1933, as amended, promptly after the date hereof.

     11. Compliance with Law. No Shares will be issued upon the exercise of the Option unless counsel for the Company is satisfied that such issuance will be in compliance with all applicable laws.

     12. Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by facsimile or by a nationally recognized overnight courier, and shall be deemed to have been duly given when so delivered personally or sent by facsimile, with receipt confirmed, or one business day after the date of deposit with such nationally recognized overnight courier. All such notices, requests, demands, and other communications shall be addressed to the respective parties at the addresses set forth below, or to such other address as either party may designate to the other in accordance with this Section 12.

     If to the Company or Perkin-Elmer, to:

          PE Corporation
          761 Main Avenue
          Norwalk, Connecticut  06859
          Attention:  Secretary
          Fax:  (203) 761-5000

     If to TIGR, to:

          The Institute for Genomic Research
          9712 Medical Center Drive
          Rockville, Maryland  20850
          Attention:  President
          Fax:  (301) 838-0209

     13. Amendment. This Agreement may not be amended without the written consent of the Company and TIGR.

     14. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware.

     IN WITNESS WHEREOF, this agreement has been duly executed by the undersigned as of the day and year first written above.





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                                    PE CORPORATION



                                    By: /s/ Dennis L. Winger
                                        ______________________________________
                                        Name: Dennis L. Winger
                                        Title: Senior Vice President and Chief
                                               Financial Officer



                                    THE INSTITUTE FOR GENOMIC
                                    RESEARCH



                                    By: /s/ Claire M. Fraser
                                        ______________________________________
                                        Name: Claire M. Fraser
                                        Title: President and Director

Accepted and agreed as to Section 8 only:


THE PERKIN-ELMER CORPORATION


By: /s/Dennis L. Winger
    ______________________________________
    Name: Dennis L. Winger
    Title: Senior Vice President and Chief
           Financial Officer














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